Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Iconix Brand Group Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-96985, 333-116716, 333-120581, 333-128425 and 333-129075) and on Form S-8 (Nos. 333-27655, 333-49178, 333-68906, 333-75658 and 333-127416) of Iconix Brand Group, Inc. of our report dated June 23, 2006, relating to the Report on Statements of Assets Sold and Statements of Revenues and Direct Operating Expenses of Assets Sold of Mudd (USA) LLC as of and for the periods ended March 31, 2006 and March 31, 2005, included in the Current Report on Form 8-K/A of Iconix Brand Group, Inc. for the event dated April 11, 2006.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, NY

June 26, 2006